Exhibit (a)(5)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SonoSite, Inc.

at

$54.00 Net Per Share

Pursuant to the Offer to Purchase Dated January 17, 2012

by

Salmon Acquisition Corporation

an indirect wholly owned subsidiary of

FUJIFILM Holdings Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 15, 2012, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated January 17, 2012 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the tender offer by Salmon Acquisition Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of FUJIFILM Holdings Corporation, a Japanese corporation (“FUJIFILM”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of SonoSite, Inc., a Washington corporation (“SonoSite”), at a purchase price of $54.00 per Share, net to you in cash (subject to applicable withholding tax), without interest. Also enclosed is SonoSite’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The price paid in the Offer is $54.00 per Share, net to you in cash (subject to applicable withholding tax), without interest.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 15, 2011 (the “Merger Agreement”), among FUJIFILM, Purchaser and SonoSite. The Merger Agreement provides, among other things, that after consummation of the Offer, SonoSite will merge with and into Purchaser or Purchaser will merge with and into SonoSite (in either case, the “Merger”), with Purchaser or SonoSite, respectively, continuing as the surviving corporation and an indirect wholly owned subsidiary of FUJIFILM. At the effective time of the Merger, each outstanding Share (other than any Shares owned by Purchaser, FUJIFILM or SonoSite, or any direct or indirect wholly owned subsidiary of Purchaser, FUJIFILM or SonoSite, and any Shares held by shareholders who are entitled to assert and have properly asserted dissenters’ rights under Washington law in connection with the Merger) will be converted into the right to receive the price per Share paid in the Offer (subject to applicable withholding tax), without interest.

4.	The Board of Directors of SonoSite (the “SonoSite Board”) has unanimously (i) determined that the Merger Agreement is advisable and fair to, and in the best interest of, SonoSite and SonoSite’s shareholders, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of SonoSite and SonoSite’s shareholders, (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and Merger, and (iv) recommended SonoSite’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required under the Washington Business Corporation Act, approve the Merger Agreement.

5.	The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Wednesday, February 15, 2012, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

6.	The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that represents a majority of the outstanding Shares on the date of purchase (taking into account all Shares that SonoSite would be required to issue pursuant to the conversion or exercise of options, rights and securities that are then convertible into or then exercisable for Shares), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer and (iii) merger control approval by the German Federal Cartel Office (the “FCO”) having been obtained or the relevant waiting period under the German Act Against Restraints of Competition having expired without a decision by the FCO. The Offer is also subject to the other conditions described in the Offer to Purchase.

7.	Any stock transfer taxes imposed on the sale and transfer of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, you may be subject to backup withholding at the applicable statutory rate, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the expiration date of the Offer if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (a) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) (a “Book-Entry Confirmation”) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after a good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SonoSite, Inc.

$54.00 Net Per Share

Pursuant to the Offer to Purchase Dated January 17, 2012

by

Salmon Acquisition Corporation

an indirect wholly owned subsidiary of

FUJIFILM Holdings Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated January 17, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Salmon Acquisition Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of FUJIFILM Holdings Corporation, a Japanese corporation, to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of SonoSite, Inc., a Washington corporation, at a purchase price of $54.00 per Share, net to the seller in cash (subject to applicable withholding tax), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing Shares submitted on my behalf to Computershare Trust Company, N.A. (the “Depositary”) will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary).

Number of Shares to be Tendered:	SIGN HERE

shares*

Dated , 2012
Signature(s)

Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.